UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 30, 2015

CYTOSORBENTS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51038	98-0373793
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7 Deer Park Drive, Suite K, Monmouth Junction, New Jersey	08852
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 329-8885

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 On March 30, 2015, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of CytoSorbents Corporation (the “Company”) approved the following annual base salaries effective at the close of business on March 30, 2015, but retroactive to January 1, 2015, and annual cash bonuses attributable to 2014 performance for certain named executive officers of the Company as set forth below:

Name	Position	2015 Base Salary		2014 Cash Bonus
Phillip Chan, MD, PhD	President and Chief Executive Officer	$325,000	(1)	$50,000
Vincent Capponi	Chief Operating Officer	$270,000	(2)	$40,000
Kathleen P. Bloch	Chief Financial Officer	$235,000	(3)	$35,000
Robert Bartlett, MD	Chief Medical Officer	-	(4)	-

(1)	Represents approximately a 32% increase in annual base salary; effective January 1, 2015.
(2)	Represents approximately a 13% increase in annual base salary; effective January 1, 2015.
(3)	Represents approximately a 17.5% increase in annual base salary; effective January 1, 2015.
(4)

Dr. Bartlett is compensated under a consulting arrangement. Although the consulting arrangement expired by its terms on January 1, 2015, Dr. Bartlett continues to provide services to the Company at the same fee rate as a new consulting arrangement is negotiated and finalized.

The adjustments to base salary and cash bonus described above were made in connection with each such executive officer’s annual performance review. The annual cash bonuses were awarded in the discretion of the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 3, 2015	CYTOSORBENTS CORPORATION

	By:	/s/ Dr. Phillip P. Chan
	Name:	Dr. Phillip P. Chan
	Title:	President and Chief Executive Officer